AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT



                  THIS AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT is made as of May 27, 2003, by and between CALIFORNIA DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the California Tax Exempt Liquidity Fund Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as shareholder servicing agent for the Fund's California Tax Exempt Liquidity Fund Class of Shares, shall be as follows:

1. The name CIBC World Markets California Tax Exempt Fund Shares has been changed to California Tax Exempt Liquidity Fund Class of Shares. Accordingly, all references to CIBC World Markets California Tax Exempt Fund Shares in the Shareholder Servicing Agreement should be replaced with California Tax Exempt Liquidity Fund Class of Shares; and

2. All references to CIBC World Markets Corp. in the Shareholder Servicing Agreement should be replaced with Fahnestock & Co. Inc.


                  The Shareholder Servicing Agreement, as expressly amended hereby, shall continue in full force and effect.


                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT as of the day and year first above written.





                                     CALIFORNIA DAILY TAX FREE INCOME FUND, INC.



                                     By:   /s/Rosanne Holtzer
                                     Name:    Rosanne Holtzer
                                     Title:   Secretary


                                     REICH & TANG DISTRIBUTORS, INC.



                                     By:   /s/Richard De Sanctis
                                     Name:    Richard De Sanctis
                                     Title:   Executive Vice President
                                              and Chief Financial Officer